Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-59172, 333-64362, 333-75292, 333-88764, and 333-117812 on Form S-8 and Nos. 333-116237 and 333-120013 on Form S-3 of our report dated March 1, 2007 (May 18, 2007 as to the effects of the restatement discussed in Note 15), relating to the consolidated financial statements of Cytyc Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the effects of the restatement of the consolidated financial statements as discussed in Note 15 and the adoption of Statement of Financial Standards No. 123R, Share-Based Payment as discussed in Note 9) and our report dated March 1, 2007 (May 18, 2007 as to the effect of the material weakness described in Management’s Report on Internal Control over Financial Reporting (As Revised)) on the internal control over financial reporting (which report expresses an adverse opinion of the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K/A of Cytyc Corporation for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 18, 2007